Exhibit 10.1

EXECUTION VERSION

SEVENTH AMENDMENT TO CREDIT AGREEMENT,
INCREMENTAL AMENDMENT AND AMENDMENT TO COLLATERAL AGREEMENT

This SEVENTH AMENDMENT TO CREDIT AGREEMENT, INCREMENTAL AMENDMENT AND AMENDMENT TO COLLATERAL AGREEMENT (this “Amendment”) is dated as of March 12, 2018, and effective in accordance with Section 6 below, by and among REALPAGE, INC., a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower party hereto, each of the Lenders referred to below, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders party to the Credit Agreement (“Administrative Agent”).
STATEMENT OF PURPOSE:
WHEREAS, the Borrower, certain financial institutions party thereto (the “Lenders”) and the Administrative Agent have entered into that certain Credit Agreement dated as of September 30, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, the Borrower has requested (i) an increase in the Revolving Credit Commitments in a principal amount of $150,000,000 in accordance with Section 2.7 of the Credit Agreement (the “2018 Revolving Commitment Increase”), (ii) certain amendments to the Credit Agreement and (iii) certain amendments and waivers to the Collateral Agreement, in each case, as set forth more fully herein;
WHEREAS, subject to the terms of this Amendment, each Lender has (i) severally committed to provide a portion of the Revolving Commitment Increase and (ii) agreed to certain amendments to the Credit Agreement and the Collateral Agreement as set forth more fully herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.    Capitalized Terms. All capitalized undefined terms used in this Amendment (including, without limitation, in the introductory paragraph and the statement of purpose hereto) shall have the meanings assigned thereto in the Credit Agreement (as amended by this Amendment).
Section 2.     Amendments to Credit Agreement. Effective as of the Seventh Amendment Effective Date (as defined below) and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the parties hereto agree that the Credit Agreement is amended as follows:
(a)The following new definitions are hereby added to Section 1.1 of the Credit Agreement in correct alphabetical order:
““PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.”
““Replacement Rate” has the meaning assigned thereto in Section 5.8(c).”
““Seventh Amendment Effective Date” means March 12, 2018.”
(b)The definition of “Applicable Margin” set forth in Section 1.1 of the Credit Agreement is hereby amended by (i) replacing each reference therein to “Delayed Draw Funding Date” with “Seventh Amendment Effective Date”, and (ii) replacing the pricing grid therein in its entirety with the following:

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(c)			Revolving Credit Loans and Incremental Term Loan-1
Pricing Level	Consolidated Net Leverage Ratio	Commitment Fee	LIBOR +	Base Rate +
I	Less than 1.50 to 1.00	0.20%	1.25%	0.25%
II	Greater than or equal to 1.50 to 1.00, but less than 3.00 to 1.00	0.25%	1.50%	0.50%
III	Greater than or equal to 3.00 to 1.00, but less than 4.00 to 1.00	0.30%	1.75%	0.75%
IV	Greater than or equal to 4.00 to 1.00, but less than 4.50 to 1.00	0.35%	2.00%	1.00%
V	Greater than or equal to 4.50 to 1.00	0.40%	2.25%	1.25%

(c)The definition of “Consolidated EBITDA” set forth in Section 1.1 of the Credit Agreement is hereby amended by (i) replacing the reference to “$5,000,000” in clause (b)(v) thereof with “$10,000,000” and (ii) amending and restating clause (b)(ix) thereof in its entirety as follows:
“(ix) fees, costs and expenses in connection with litigation proceedings, administrative matters or other regulatory compliance matters (but exclusive of any payments that are funded with proceeds of Borrower’s liability insurance) incurred by Borrower and its Subsidiaries during the preceding twelve (12) month period, not to exceed $20,000,000 in the aggregate for any such period,”

(d)The definition of “LIBOR” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
““LIBOR” means, subject to the implementation of a Replacement Rate in accordance with Section 5.8(c),
(a)    for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and
(b)    for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding

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Business Day. If, for any reason, such rate is not so published then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.
Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.”
(e)The definition of “LIBOR Rate” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
““LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

Notwithstanding the foregoing, (x) if the LIBOR Rate (including, without limitation, any Replacement Rate with respect thereto) shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 5.8(c), in the event that a Replacement Rate with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Replacement Rate.”
(f)Clause (f) of the definition of “Permitted Acquisition” set forth in Section 1.1 of the Credit Agreement is hereby amended by adding the following phrase to the end of such clause:
“(after giving effect to any increase in the Consolidated Net Leverage Ratio and/or Consolidated Senior Secured Net Leverage Ratio pursuant to Section 9.13(a) and (b))”
(g)Clause (i) of the definition of “Permitted Acquisition” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(i)    the consideration for all Acquisitions of Non-Guarantor Subsidiaries consummated during the term of this Agreement shall not exceed, when taken together with the aggregate outstanding amount of Investments made pursuant to Section 9.3(a)(vi), $200,000,000 in the aggregate;”
(h)The definition of “Revolving Credit Commitment” set forth in Section 1.1 of the Credit Agreement is hereby amended by (i) replacing each reference therein to “Third Amendment Effective Date” with “Seventh Amendment Effective Date” and (ii) replacing the reference therein to “$200,000,000” with “$350,000,000”.
(i)The definition of “Revolving Credit Commitment Percentage” set forth in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference therein to “Third Amendment Effective Date” with “Seventh Amendment Effective Date”.
(j)Article I of the Credit Agreement is hereby amended to add the following new Section 1.11:
“SECTION 1.11 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate”.”

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(k)Section 2.7(a) of the Credit Agreement is hereby amended by (i) replacing the reference therein to “Second Amendment Effective Date” with “Seventh Amendment Effective Date” and (ii) replacing the reference to “3.25 to 1.00” with “3.50 to 1.00”.
(l)Clause (ii) of Section 2.7(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(ii)    the Borrower is in compliance on a Pro Forma Basis with the financial covenants set forth in Section 9.13 (after giving effect to any increase in the Consolidated Net Leverage Ratio and/or Consolidated Senior Net Leverage Ratio pursuant to Section 9.13(a) and (b)) based on the financial statements most recently delivered pursuant to Section 8.1 after giving effect to such Incremental Commitment (assuming that the entire applicable Incremental Term Loan and/or Revolving Commitment Increase is fully funded on the effective date thereof and giving effect to the use of proceeds thereof, but without netting the proceeds thereof);”
(m)Section 4.3(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(a)    Incremental Term Loan-1. The Borrower shall repay the aggregate outstanding principal amount of the Incremental Term Loan-1 (including the Delayed Draw Term Loan) in consecutive quarterly installments on the last Business Day of each March, June, September and December commencing with June 30, 2017 as set forth below (in each case, as such installments may be adjusted pursuant to Section 4.4):

Payment Date	Principal Repayment Installment
June 30, 2017	$766,601.56
September 30, 2017	$766,601.56
December 31, 2017	$2,016,601.56
March 31, 2018	$2,016,601.56
June 30, 2018	$4,033,203.13
September 30, 2018	$4,033,203.13
December 31, 2018	$4,033,203.13
March 31, 2019	$4,033,203.13
June 30, 2019	$4,033,203.13
September 30, 2019	$4,033,203.13
December 31, 2019	$4,033,203.13
March 31, 2020	$4,033,203.13
June 30, 2020	$8,066,406.25
September 30, 2020	$8,066,406.25
December 31, 2020	$8,066,406.25
March 31, 2021	$8,066,406.25
June 30, 2021	$8,066,406.25
September 30, 2021	$8,066,406.25
December 31, 2021	$8,066,406.25
Term Loan Maturity Date	Remaining Outstanding Balance

If not sooner paid, the Incremental Term Loan-1 (including the Delayed Draw Term Loan) shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date with respect thereto.”

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(n)Section 5.8 of the Credit Agreement is hereby amended by (i) adding the following phrase at the beginning of clause (a) of such section: “Unless and until a Replacement Rate is implemented in accordance with clause (c) below,”, (ii) replacing the phrase “such Interest Period” in clause (a)(ii) of such section with the phrase “the Interest Period” and (iii) adding a new clause (c) to such section as follows:
“(c)    Alternative Rate of Interest. Notwithstanding anything to the contrary in Section 5.8(a) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 5.8(a)(i) or (a)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (with the Borrower’s consent, and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 5.8(a)(i), (a)(ii), (c)(i), (c)(ii) or (c)(iii) occurs with respect to the Replacement Rate or (B) the Administrative Agent (or the Required Lenders through the Administrative Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.8(c). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 12.2), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by the Administrative Agent as provided by this clause (c), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).”
(o)Section 7.9 of the Credit Agreement is hereby amended to (i) replace the period at the end of clause (e) thereof with “; and” and (ii) add a new clause (f) to such section as follows:
“(f) The Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more benefit plans in connection with the Loans, the Letters of Credit or the Commitments.”
(p)Section 9.1 of the Credit Agreement is hereby amended by replacing the reference to “$5,000,000” in clause (s) thereof with “$40,000,000”.
(q)Section 9.2 of the Credit Agreement is hereby amended by replacing the reference to “$5,000,000” in clause (v) thereof with “$40,000,000”.

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(r)Clause (vi) of Section 9.3(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(vi)    Investments (including the creation and capitalization of new Subsidiaries) made after the Closing Date by any Credit Party in any Non-Guarantor Subsidiary in an aggregate amount at any time outstanding not to exceed, when taken together with the amount of consideration for all Acquisitions made pursuant to clause (i) of the definition of Permitted Acquisition, $200,000,000; provided that (A) no Default or Event of Default shall have occurred and be continuing, (B) the Borrower shall have Liquidity of not less than $35,000,000 after giving effect thereto and (C) any Investments in the form of loans or advances made by any Credit Party to any Non-Guarantor Subsidiary pursuant to this clause (vi) shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Documents);”
(s)Section 9.3 of the Credit Agreement is hereby amended by (i) replacing the reference to “$5,000,000” in clause (t) thereof with “$25,000,000”, (ii) replacing the reference to “3.25” in clause (u) thereof with “3.50” and (iii) replacing the reference to “4.00” in clause (u) thereof with “4.25”.
(t)Section 9.6 of the Credit Agreement is hereby amended by (i) replacing the reference to “$20,000,000” in clause (g) thereof with “$35,000,000”, (ii) replacing the reference to “3.25” in clause (h) thereof with “3.50” and (iii) replacing the reference to “4.00” in clause (h) thereof with “4.25”.
(u)Section 9.9(b) of the Credit Agreement is hereby amended by (i) replacing the reference to “$20,000,000” in clause (v) thereof with “$35,000,000”, (ii) replacing the reference to “3.25” in clause (vi) thereof with “3.50” and (ii) replacing the reference to “4.00” in clause (vi) thereof with “4.25”.
(v)Section 9.13(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(a)    Consolidated Net Leverage Ratio. As of the last day of any fiscal quarter, permit the Consolidated Net Leverage Ratio to be greater than 5.00 to 1.00.
Notwithstanding the foregoing, upon the consummation of any Permitted Acquisition or series of Permitted Acquisitions occurring during any nine (9) month period following the Seventh Amendment Effective Date having aggregate consideration (including cash, Cash Equivalents, Equity Interests, Earn-outs, Holdbacks and other deferred payment obligations) in excess of $150,000,000, the Borrower may, at its election (in connection with such Permitted Acquisition or series of Permitted Acquisitions and by not less than five (5) Business Days’ written notice to the Administrative Agent prior to delivery of financial statements pursuant to Section 8.1(a) or (b) for the fiscal quarter in which such Permitted Acquisition or the last of such series of Permitted Acquisitions is consummated), increase the required Consolidated Net Leverage Ratio pursuant to this Section to 5.50 to 1.00, which increase shall be applicable for the fiscal quarter in which such Permitted Acquisition or the last of such series of Permitted Acquisitions is consummated (applied retroactively, as of the end of such fiscal quarter, and which will prevent the occurrence of a Default or Event of Default under this Section as of the end of such fiscal quarter so long as the maximum Consolidated Net Leverage Ratio in effect following the exercise of such increase option is not exceeded) and the three (3) consecutive fiscal quarters thereafter; provided, that the Borrower shall be permitted to exercise such increase option under this sentence no more than one time during any consecutive twenty-four (24) month period.”
(w)Section 9.13(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

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“(b)    Consolidated Senior Secured Net Leverage Ratio. As of the last day of any fiscal quarter, permit the Consolidated Senior Secured Net Leverage Ratio to be greater than 3.75 to 1.00.
Notwithstanding the foregoing, upon the consummation of any Permitted Acquisition or series of Permitted Acquisitions occurring during any nine (9) month period following the Seventh Amendment Effective Date having aggregate consideration (including cash, Cash Equivalents, Equity Interests, Earn-outs, Holdbacks and other deferred payment obligations) in excess of $150,000,000, the Borrower may, at its election (in connection with such Permitted Acquisition or series of Permitted Acquisitions and by not less than five (5) Business Days’ written notice to the Administrative Agent prior to delivery of financial statements pursuant to Section 8.1(a) or (b) for the fiscal quarter in which such Permitted Acquisition or the last of such series of Permitted Acquisitions is consummated), increase the required Consolidated Senior Secured Net Leverage Ratio pursuant to this Section to 4.25 to 1.00, which increase shall be applicable for the fiscal quarter in which such Permitted Acquisition or the last of such series of Permitted Acquisitions is consummated (applied retroactively, as of the end of such fiscal quarter, and which will prevent the occurrence of a Default or Event of Default under this Section as of the end of such fiscal quarter so long as the maximum Consolidated Senior Secured Net Leverage Ratio in effect following the exercise of such increase option is not exceeded) and the three (3) consecutive fiscal quarters thereafter; provided that the Borrower shall be permitted to exercise such increase option under this sentence no more than one time during any consecutive twenty-four (24) month period.”
(x)Section 12.2 of the Credit Agreement is hereby amended by (i) deleting the word “and” immediately preceding clause (vi) of the “provided, further” paragraph of such section and (ii) adding a new clause (vii) to end of the “provided, further” paragraph of such section as follows:
“and (vii) the Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 5.8(c) in accordance with the terms of Section 5.8(c)”
(y)Article XII of the Credit Agreement is hereby amended by adding a new Section 12.23 to such article as follows:
“SECTION 12.23    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more benefit plans in connection with the Loans, the Letters of Credit or the Revolving Credit Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is

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applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:
(i)    none of the Administrative Agent, the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Secured Obligations);
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

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(v)    no fee or other compensation is being paid directly to the Administrative Agent, the Arranger or their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Revolving Credit Commitments or this Agreement.
(c)    The Administrative Agent and the Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Revolving Credit Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Revolving Credit Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.”
(z)Schedule 1.1 to the Credit Agreement is hereby amended by replacing the Revolving Credit Commitment and Revolving Credit Commitment Percentage columns set forth on such schedule with the Revolving Credit Commitment and Revolving Credit Commitment Percentage columns, respectively, set forth opposite each Lender’s name on Annex A hereto.
Section 3.    Amendments to Collateral Agreement. Effective as of the Seventh Amendment Effective Date and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the parties hereto agree that the Collateral Agreement is amended as follows:
(a)Section 1.2 of the Collateral Agreement is hereby amended by deleting the defined terms “Controlled Depositary”, “Controlled Intermediary”, “Deposit Account Control Agreement” and “Securities Account Control Agreement” in their entirety.
(b)The definition of “Excluded Assets” set forth in Section 1.2 of the Collateral Agreement is hereby amended by deleting the phrase “(other than such Deposit Accounts described in clause (d) of the definition of “Specified Deposit Accounts”)” from clause (e) thereof.
(c)The definition of “Specified Deposit Account” set forth in Section 1.2 of the Collateral Agreement is hereby amended and restated in its entirety as follows:
““Specified Deposit Account” means, collectively, (a) Deposit Accounts established solely for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees, and zero-balance disbursement accounts (that are not collection accounts), (b) Deposit Accounts utilized solely to hold amounts on deposit of any party other than a Grantor or any Subsidiary thereof and (c) Deposit Accounts established solely for the purpose of holding amounts on deposit for use as cash collateral for credit card and automated clearing house processing services arrangements and reimbursement obligations under letters of credit (other than the Letters of Credit).”
(d)Section 3.4 of the Collateral Agreement is hereby amended to delete the following language in its entirety:
“When the applicable Controlled Depositary, the Administrative Agent and the applicable Grantor have Authenticated a record providing that the applicable Controlled Depositary will comply with instructions originated by the Administrative Agent directing disposition of funds in the Deposit

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Account subject to such record without any further consent by the applicable Grantor (such a record, a “Deposit Account Control Agreement”), the Security Interest will constitute a perfected security interest in all right, title and interest of the applicable Grantor in such Deposit Account, and the power to transfer rights in such Deposit Account, in each case prior to all other Liens and rights of others therein and subject to no adverse claims, except for Permitted Liens. When the applicable Controlled Intermediary, the Administrative Agent and the applicable Grantor have Authenticated a record providing that the applicable Controlled Intermediary will comply with instructions originated by the Administrative Agent directing disposition of funds in the Securities Account subject to such record without any further consent by the applicable Grantor (such a record, a “Securities Account Control Agreement”), the Security Interest will constitute a perfected security interest in all right, title and interest of the applicable Grantor in such Securities Account, and the power to transfer rights in such Securities Account, in each case prior to all other Liens and rights of others therein and subject to no adverse claims, except for Permitted Liens.”
(e)Section 3.5 of the Collateral Agreement is hereby amended to delete the phrase “; provided that, in the case of a Deposit Account that is not a Specified Deposit Account, such Deposit Account is subject to a Deposit Account Control Agreement” in its entirety.
(f)Section 3.10 of the Collateral Agreement is hereby amended to delete the phrase “(as such schedule shall be updated from time to time pursuant to Section 4.3 or Section 4.4)” in its entirety.
(g)Section 4.1 of the Collateral Agreement is hereby amended to add a new clause (c) as follows:
“(c) Notwithstanding anything to the contrary contained in this Agreement, no Grantor shall be required to obtain or provide control agreements with respect to any Deposit Accounts or Securities Accounts.”
(h)Section 4.6 of the Collateral Agreement is hereby amended to delete clause (a) in its entirety and replace such clause with “[Reserved]”.
(i)Section 5.2(b)(iii) of the Collateral Agreement is hereby amended and restated in its entirety as follows:
“upon the request of the Administrative Agent, whenever any Grantor shall receive any cash, money, checks or any other similar items of payment relating to any Collateral (including any Proceeds of any Collateral), subject to the terms of any Permitted Liens, such Grantor agrees that it will, within one (1) Business Day of such receipt, deposit all such items of payment into a cash collateral account at the Administrative Agent (the “Collateral Account”) or in a Deposit Account (other than a Specified Deposit Account) at a depositary bank that has executed and delivered a control agreement in favor of Administrative Agent with respect to such Deposit Account (a “Controlled Depository”), and until such Grantor shall deposit such cash, money, checks or any other similar items of payment in the Collateral Account or in a Deposit Account (other than a Specified Deposit Account) at a Controlled Depository, such Grantor shall hold such cash, money, checks or any other similar items of payment in trust for the Administrative Agent and the other Secured Parties and as property of the Secured Parties, separate from the other funds of such Grantor, and the Administrative Agent shall have the right to transfer or direct the transfer of the balance of each Deposit Account (other than a Specified Deposit Account) to the Collateral Account. All such Collateral and Proceeds of Collateral received by the Administrative Agent hereunder shall be held by the Administrative Agent in the Collateral Account as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.4;”
Section 4.    Waiver. The Lenders hereby waive any noncompliance by the Credit Parties (including any Default or Event of Default that may have resulted therefrom) with (a) the terms of the Collateral Agreement requiring

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(i) the delivery of deposit account control agreements with respect to certain deposit accounts held by the Credit Parties and (ii) the delivery of prior notice and certain other deliverables set forth more fully in Section 4.3 of the Collateral Agreement relating to the name change of “NWP Services Corporation” to “RealPage Utility Management Inc.” effective December 31, 2017, and (b) Section 8.3(a) of the Credit Agreement requiring prompt notice of the occurrence of any Default or Event of Default that may have resulted from the noncompliance described in clause (a) of this Section 4.
Section 5.    2018 Revolving Commitment Increase.
(a)Each of the Lenders hereby agrees, effective as of the Seventh Amendment Effective Date and after giving effect to this Amendment, that their respective Revolving Credit Commitments and Revolving Credit Commitment Percentages are as set forth on Annex A hereto.
(b)The parties hereto agree that the Administrative Agent may reallocate the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations among the Lenders in accordance with the Revolving Credit Commitment Percentages set forth on Annex A hereto and the Lenders agree to make all payments and adjustments necessary to effect such reallocation. The Lenders party hereto agree to waive any costs required to be paid by the Borrower pursuant to Section 5.9 of the Credit Agreement in connection with such reallocation.
(c)The 2018 Revolving Commitment Increase shall be deemed to have been incurred under clause (A)(2) of the proviso in Section 2.7(a) of the Credit Agreement.
(d)This Amendment shall (i) be deemed to be an “Incremental Amendment” in accordance with Section 2.7(d)(iii) of the Credit Agreement and (ii) constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
Section 6.    Conditions to Effectiveness. This Amendment shall be deemed to be effective upon the satisfaction or waiver of each of the following conditions to the reasonable satisfaction of the Administrative Agent (such date, the “Seventh Amendment Effective Date”):
(a)    The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Credit Party, each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    this Amendment, duly executed by each of the Credit Parties, the Administrative Agent and each of the Lenders;
(ii)    a Revolving Credit Note executed by the Borrower in favor of each Lender that has requested a Revolving Credit Note at least two (2) Business Days in advance of the Seventh Amendment Effective Date;
(iii)    an Officer’s Compliance Certificate demonstrating that the Borrower is in compliance (calculated on a Pro Forma Basis based on the financial statements for the most recent fiscal quarter end for which financial statements have been provided after giving effect to the 2018 Revolving Commitment Increase (assuming that the entire 2018 Revolving Commitment Increase is fully funded) and the use of proceeds thereof, but without netting the proceeds thereof), with (A) a Consolidated Senior Secured Net Leverage Ratio not to exceed 3.50 to 1.00 and (B) the financial covenants set forth in Section 9.13 of the Credit Agreement;
(iv)    a certificate of a Responsible Officer of each Credit Party certifying that (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party have not been amended since the date of the last delivered certificate, or if they have been amended, attached thereto are true, correct and complete copies of the same, certified as of a recent date by the

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appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party have not been amended since the date of the last delivered certificate, or if they have been amended, attached thereto are true, correct and complete copies of the same, (C) attached thereto is a true, correct and complete copy of resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Amendment and the Credit Agreement as amended by this Amendment and (D) attached thereto is a true, correct and complete copy of such certificates of good standing from the applicable secretary of state of the state of incorporation, organization or formation (or equivalent), as applicable, of each Credit Party; and
(v)    an opinion from counsel to the Credit Parties, substantially in form and substance reasonably satisfactory to the Administrative Agent.
(b)    Payment of (i) all fees and expenses of the Administrative Agent and Wells Fargo Securities, LLC, and in the case of expenses, to the extent invoiced at least two (2) Business Days prior to the Seventh Amendment Effective Date (except as otherwise reasonably agreed to by the Borrower), required to be paid on the Seventh Amendment Effective Date and (ii) all fees to the Lenders required to be paid on the Seventh Amendment Effective Date.
(c)    The representations and warranties in Section 7 of this Amendment shall be true and correct as of the Seventh Amendment Effective Date.
For purposes of determining compliance with the conditions specified in this Section 6, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Seventh Amendment Effective Date specifying its objection thereto.
Section 7.    Representations and Warranties. By its execution hereof, each Credit Party hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof after giving effect to this Amendment:
(a)    each of the representations and warranties made by the Credit Parties in or pursuant to the Loan Documents is true and correct in all material respects (except to the extent that such representation and warranty is subject to a materiality or Material Adverse Effect qualifier, in which case it shall be true and correct in all respects), in each case, on and as of the date hereof as if made on and as of the date hereof, except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date;
(b)    no Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect hereto;
(c)    it has the right and power and is duly authorized and empowered to enter into, execute and deliver this Amendment and to perform and observe the provisions of this Amendment;
(d)    this Amendment has been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and constitutes a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

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(e)    the execution, delivery and performance of this Amendment do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Permitted Liens) upon any assets or property of any of the Credit Parties, or any of their respective Subsidiaries, under the provisions of, such Credit Party’s or such Subsidiary’s organizational documents or any material agreement to which such Credit Party or Subsidiary is a party.
Section 8.    Effect of this Amendment. On and after the Seventh Amendment Effective Date, references in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, and “hereof”) and in any Loan Document to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as modified hereby. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect. Except as expressly set forth herein, this Amendment shall not be deemed (a) to be a waiver of, or consent to, a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document, (b) to prejudice any other right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents or (d) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among the Credit Parties, on the one hand, and the Administrative Agent or any other Lender, on the other hand.
Section 9.    Costs and Expenses. The Borrower hereby reconfirms its obligations pursuant to Section 12.3 of the Credit Agreement to pay and reimburse the Administrative Agent and its Affiliates in accordance with the terms thereof.
Section 10.    Acknowledgments and Reaffirmations. Each Credit Party (a) consents to this Amendment and agrees that the transactions contemplated by this Amendment shall not limit or diminish the obligations of such Person under, or release such Person from any obligations under, any of the Loan Documents to which it is a party, (b) confirms and reaffirms its obligations under each of the Loan Documents to which it is a party and (c) agrees that each of the Loan Documents to which it is a party remains in full force and effect and is hereby ratified and confirmed.
Section 11.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 12.    Counterparts. This Amendment may be executed in any number of counterparts, and by different parties hereto in separate counterparts and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
Section 13.    Electronic Transmission. Delivery of this Amendment by facsimile, telecopy or pdf shall be effective as delivery of a manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof.
Section 14.    Nature of Agreement. For purposes of determining withholding Taxes imposed under FATCA from and after the Seventh Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement (as amended by this Amendment) as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

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[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

BORROWER:

REALPAGE, INC.

By:    /s/ W. Bryan Hill
Name:    W. Bryan Hill
Title:    Executive Vice President, Chief Financial Officer
and Treasurer

SUBSIDIARY GUARANTORS:

MULTIFAMILY INTERNET VENTURES, LLC
PROPERTYWARE LLC
LEVEL ONE LLC
RP ABC LLC
REALPAGE VENDOR COMPLIANCE LLC
LEASESTAR LLC
RP NEWCO XV LLC
RP AXIOMETRICS LLC
RP ON-SITE LLC
RP RAINMAKER MULTIFAMILY LLC

By: RealPage, Inc., as sole member

By:    /s/ W. Bryan Hill
Name:    W. Bryan Hill
Title:    Executive Vice President, Chief Financial Officer
and Treasurer

KIGO, INC.

By:    /s/ W. Bryan Hill
Name:    W. Bryan Hill
Title:    Vice President, Chief Financial Officer and Treasurer

REALPAGE UTILITY MANAGEMENT INC.

By:    /s/ W. Bryan Hill
Name:    W. Bryan Hill
Title:    Vice President, Chief Financial Officer and Treasurer
ADMINISTRATIVE AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:     /s/ Reid R. Landers
Name:    Reid R. Landers
Title:    Vice President

FIFTH THIRD BANK, as Lender
By:     /s/ Glen Mastey
Name:    Glen Mastey
Title:    Managing Director
COMERICA BANK, as Lender
By:     /s/ Charles Fell
Name:    Charles Fell
Title:    Vice President

BANK OF AMERICA, N.A., as Lender
By:     /s/ Jennifer Yan
Name:    Jennifer Yan
Title:    Senior Vice President

JPMORGAN CHASE BANK, N.A., as Lender
By:     /s/ Justin Burton
Name:    Justin Burton
Title:    Vice President
REGIONS BANK, as Lender
By:     /s/ Jason Douglas
Name:    Jason Douglas
Title:    Director

CAPITAL ONE, NATIONAL ASSOCIATION, as Lender
By:     /s/ Nirmal Bivek
Name:    Nirmal Bivek
Title:    Duly Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION,
as Lender
By:     /s/ Divyang Shah
Name:    Divyang Shah
Title:    Senior Vice President

ANNEX A

Schedule 1.1
(as of the Seventh Amendment Effective Date)

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage
Wells Fargo Bank, National Association	$54,439,461.88	15.554131970%
Bank of America, N.A.	$50,612,855.01	14.460815720%
Fifth Third Bank	$50,612,855.01	14.460815720%
JPMorgan Chase Bank, N.A.	$40,612,855.01	11.603672860%
Regions Bank	$40,872,944.69	11.677984200%
Capital One, National Association	$32,959,641.26	9.417040360%
Comerica Bank	$23,219,730.94	6.634208840%
PNC Bank, National Association	$56,669,656.20	16.191330340%
Total	$350,000,000.00	100.000000000%

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